Exhibit 5.2

March 21, 2011

AGL Capital Corporation
2325-B Renaissance Drive
Las Vegas, Nevada  89119

Re:           AGL Capital Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel to AGL Capital Corporation, a Nevada corporation (the “Company”), in connection with the offer and sale by the Company of its 5.875% Senior Notes due 2041 in the aggregate principal amount of $500,000,000 (the “Notes”) and the related guarantee thereof (the “Guarantee”) by AGL Resources Inc., a Georgia corporation (the “Guarantor”).  The Notes will be issued pursuant to an indenture dated as of February 20, 2001, among the Company, as issuer, the Guarantor, as guarantor, and The Bank of New York Trust Mellon Company, N.A., (formerly known as The Bank of New York Trust Company) as successor in interest to The Bank of New York, as trustee (the “Indenture”).  The offer and sale of the Notes and the Guarantee have been registered pursuant to a Registration Statement on Form S-3 (Registration No. 333-168901) filed by the Company, the Guarantor and one of their affiliates (the “Registration Statement”).  The Company and the Guarantor have entered into an Underwriting Agreement dated as of March 16, 2011, by and among the Company, the Guarantor, Goldman, Sachs & Co., for itself and on behalf of the Underwriters listed on Schedule A thereto (the “Underwriting Agreement”), relating to the sale of the Notes and the Guarantee.  Capitalized terms not defined herein shall have such meaning as set forth in the Underwriting Agreement.

In connection with the Opinions, we have examined copies of the following documents:

(a)	the Underwriting Agreement;

(b)	a specimen form of Note (the “Notes”);

(c)           the Indenture;

(d)	Articles of Incorporation of the Company as filed with the Nevada Secretary of State’s Office on September 15, 2000;

(e)	a copy of the Bylaws of the Company as adopted by the Board of Directors of AGL Capital on September 25, 2000;

(f)	Certificate of good standing for the Company issued by the Nevada Secretary of State on March 18, 2011;

(g)
Form S-3 Registration Statement of the Company and Guarantor for the registration of common stock, debt securities, trust preferred securities, debentures, warrants, units or purchase contracts dated August 17, 2010, Registration Nos. 333-168901 and 333-168901-02 (the “Registration Statement”);

(h)	Final Prospectus Supplement of the Company for 5.875% Senior Notes due 2041 dated March 16, 2011 (the “Prospectus”);

(i)
Unanimous Written Consent of the Board of Directors of the Company dated November 1, 2010, designating the Pricing Committee  authorizing and approving the Registration Statement, the issuance and sale of the securities described in the Registration Statement and matters related thereto; and

(j)	Written Consent of the Pricing Committee of the Company dated March 16, 2011, approving the issuance of the Notes, the execution and delivery of the Agreement and related matters;

(k)	Certificate of Paul R. Shlanta, President of AGL Capital dated as of March 21, 2011 (the “Officer’s Certificate”); and

(l)
Form of Officers’ Certificate Pursuant to Section 301 of the Indenture of Paul R. Shlanta, President of the Company and L. Stephen Cave, Vice President and Treasurer of the Company, dated March 21, 2011, establishing the Notes as a Series of Securities to be issued under the Indenture with the terms and characteristics as described therein.

During the course of such examination and review, and in connection with furnishing the opinions set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.  We are familiar with the proceedings taken and proposed to be taken by the Guarantor and the Company in connection with the authorization and issuance of the Notes and the Guarantee, and, for the purposes of this opinion letter, we have assumed that any future, similar or other required proceedings will be timely completed in the manner presently contemplated.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

2.           The Underwriting Agreement and the Notes have been authorized by all necessary corporate action on the part of the Company.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to, the laws of the State of Nevada.  We express no opinion with respect to the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

This opinion letter is being furnished in connection with the offer and sale of the Notes and the Guarantee pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  We hereby consent to the reliance upon this opinion of Kilpatrick Townsend & Stockton LLP, counsel to the Company and Guarantor, in connection with that firm’s opinion to the Company and Guarantor.  We hereby consent to your filing this opinion as an exhibit to the Guarantor’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement, and to the reference to our firm contained under the caption “Validity of the Senior Notes” in the prospectus included therein.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

WOODBURN AND WEDGE

By: /s/John P. Fowler
          John P. Fowler